Exhibit 15.1

October 8, 2004

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

        We are aware that Monster Worldwide, Inc. has incorporated by reference in the Prospectus constituting a part of this Registration Statement our reports dated April 26, 2004 and July 26, 2004, relating to the Company's unaudited interim consolidated financial statements appearing in its quarterly report on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004, respectively. Pursuant to Regulation C under the Securities Act of 1933, those reports are not considered a part of the registration statement prepared or certified by our firm or reports prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

/s/ BDO Seidman, LLP
New York, New York